Exhibit 3.8

ARTICLES OF AMENDMENT OF

CERTIFICATE OF DESIGNATION

of

REDEEMABLE PREFERRED STOCK

The undersigned Chief Operating Officer of GWG Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that the following Articles of Amendment of Certificate of Designation of Redeemable Preferred Stock of the Company were duly authorized and adopted by the Board of Directors of the Company (the “Board”) effective as of December 30, 2015, and that no shares of the Redeemable Preferred Stock are presently issued or outstanding, pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”).

A.	The name of the Company is GWG Holdings, Inc.

B.	No shares of Redeemable Preferred Stock have been issued

C.	These Articles of Amendment are being adopted by the Board pursuant to the provisions of Section 151(g) of the DGCL.

D.	The resolutions of the Board adopting these Articles of Amendment are set forth below:

RESOLVED, that pursuant to the authority vested in the Board by the Company’s Certificate of Incorporation, as amended, and in accordance with the DGCL, Section 151(g), the Board hereby approves and adopts the following amendments to the Certificate of Designation for the Company’s “Redeemable Preferred Stock,” as follows:

1.            Section 4(a) of the Certificate of Designation of the Redeemable Preferred Stock of the Company (the “Certificate of Designation”) is hereby amended to read in its entirety as follows:

(a)          Holders of Redeemable Preferred Stock shall be entitled to receive for each share of Redeemable Preferred Stock, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, preferential cumulative dividends at the per annum rate of 7.0% on the Stated Value, payable in arrears in monthly installments on the 15th day of the next following month (or the next following business day thereafter in the event such date is not a business day), when and as declared by the Board of Directors (the “Preferred Dividends”), (i) in cash out of legally available funds, or (ii) at the Company’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Redeemable Preferred Stock. Preferred Dividends on shares of Redeemable Preferred Stock shall also be payable upon any Redemption Date, as defined below, and upon the final distribution date relating to a Liquidation Event, as defined below. Preferred Dividends shall cease to accrue on shares of Redeemable Preferred Stock on the day immediately prior to any Redemption Date, as defined in Section 9(a) below, and on the final distribution date relating to a Liquidation Event. Regular dividends shall be payable to the holders of record of the Redeemable Preferred Stock as of a record date that shall be the final calendar day of each calendar month, in accordance with the DGCL. In the case of payment by the Company of dividends in the form of shares of Redeemable Preferred Stock, such stock shall be valued at the Stated Value.

2.            Section 4(b) of the Certificate of Designation is hereby amended to read in its entirety as follows:

(b)          Preferred Dividends shall be calculated on the basis of a calendar year consisting of twelve 30-day months (or 360 days), and shall begin to accrue on outstanding shares of Redeemable Preferred Stock from the date of each share’s original issuance until paid, whether or not declared. Preferred Dividends shall accrue whether or not there shall be (at the time such Preferred Dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Redeemable Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under applicable law or any outstanding indebtedness or borrowings of the Company or any of its subsidiaries, or any other contractual provision binding on the Company or any of its subsidiaries.

IN WITNESS WHEREOF, GWG Holdings, Inc. has caused these Articles of Amendment of Certificate of Designation to be executed by the undersigned on this 30th day of December, 2015.

GWG HOLDINGS, INC.

By:	/s/ Jon L. Gangelhoff
Jon L. Gangelhoff
Chief Operating Officer